                                                                                                                                                                                            EX-99.a.2

                                                                                                    CERTIFICATE OF TRUST
                                                                                                                         OF
                                                                                   EGA EMERGING GLOBAL SHARES TRUST

This Certificate of Trust of EGA Emerging Global Shares Trust, a statutory trust (the “Trust”), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is EGA Emerging Global Shares Trust.

SECOND: The registered office of the Trust in the State of Delaware is 300 Delaware Avenue, Suite 800, Wilmington, New Castle County, Delaware 19801. The name of the Trust’s registered agent is SR Services, LLC.

THIRD: The Trust formed hereby is or will become within 180 days of its first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust, have duly executed this Certificate of Trust as of the 12th day of September 2008. This instrument may be signed in one or more counterparts.

/s/ Robert C. Holderith Robert C. Holderith Trustee	/s/ James J. Valenti James J. Valenti Trustee